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                                                                    EXHIBIT 99.1


                   INFORMATICA ADOPTS STOCKHOLDER RIGHTS PLAN

October 26, 2001


Redwood City, California - Informatica Corporation (Nasdaq: INFA), the leading provider of enterprise analytics software, announced today that its board of directors has adopted a Stockholder Rights Plan. Under the plan, Informatica will issue a dividend of one right for each share of common stock, par value $0.001 per share, of the company held by stockholders of record as of the close of business on November 12, 2001. The plan is designed to ensure that stockholders receive fair value in the event of a proposed unsolicited business combination or similar transaction involving the company. Informatica added that the plan was not adopted in response to any attempt to acquire the company, and that it is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $90.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

ABOUT INFORMATICA

Informatica provides enterprise analytic software that enables decision makers to transform business insight into competitive advantage. Informatica provides the industry's only integrated enterprise analytics suite, including a powerful data integration platform, cross value chain analytic applications, and real-time delivery of analytics via Web, wireless and voice. More than 1,370 customers, including 60 percent of Fortune 100, rely on Informatica software to integrate, analyze, personalize and deliver critical information to managers, executives and other decision makers to optimize business performance.

Our list of global customers includes 3Com, AMD, America Airlines, BMW, Borders Group, Brocade, Brunswick, Chevron, Cisco, CNET, Deutsche Bank, eBay, General Electric, France Telecom, Hewlett-Packard, MetLife, Motorola, Nokia, Orbitz, Philips, Polo Ralph Lauren, Sprint, UBS, the U.S. Department of Justice, the U.S. Postal Service and Vizzavi. For more information, call +1-800-970-1179, or visit the Informatica Web site at http://www.informatica.com.

Note: Informatica, Informatica Analytics Delivery Platform, Informatica Analytic Server and PowerCenter, are trademarks or registered trademarks of Informatica Corporation in the United States and in jurisdictions throughout the world. All other company and product names may be trade names or trademarks of their respective owners.